EXHIBIT 99.1

Ascent Solar Provides Update for Expansion Plans

Tuesday October 14, 2008 6:00 am EST

LITTLETON, Colo. Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of state of the art flexible thin-film photovoltaic modules, today provided an update on progress made in its pathway to commercial production.

Production tooling and equipment orders for the tools to be used for the deposition of the top and bottom contact layers, semiconductor CIGS and buffer layer as well as the laser scribing, encapsulation and testing equipment for the initial 30 MW production capacity have been placed.  This manufacturing equipment is scheduled to be in place by the third quarter of 2009 allowing for production to begin in 2010.  The Company’s new manufacturing facility in Thornton, Colorado is in the final stages of completion and should be ready to accommodate installation of the equipment in early 2009.  As of September 30, 2008, the Company had approximately $99 million of cash and short-term investments, the majority of which has been committed to the purchase of manufacturing equipment and facilities and for working capital.  Subsequent to the close of the quarter, the Company received an additional investment of approximately $15 million from Norsk Hydro.

The Company continues to see advancements with product development and strategic partners, and anticipates additional strategic relationships going forward. The Company intends to display developmental modules this week at SolarPower International 2008 in San Diego, California, at exhibitor booth 729.

“We are very pleased with the manufacturing progress made to-date as we continue on our path toward commercialization.  We continue to believe that the market for flexible renewable solar photovoltaics will grow steadily and that Ascent Solar is well positioned to assume a leading role in this burgeoning new market” said Dr. Mohan Misra, Ascent Solar’s Chairman and CEO.

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules with substrate materials that can be more flexible and affordable than most traditional solar panels. Ascent Solar modules are designed to be directly integrated into standard building materials, space applications, consumer electronics for portable power or configured as stand alone modules for large scale terrestrial deployment. Ascent Solar is located in Littleton, Colorado.

Forward Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:

For Ascent Solar Technologies, Inc.

Brian Blackman, 832-515-0928 (Investor Relations)

bblackman@ascentsolar.com

or

Brand Fortified Public Relations

Kelly Brandner, 303-289-4303 (Media)

kellybrandner@msn.com